Exhibit 10.17.4

[Cardinal Health Letterhead]

August 19, 2008

Robert D. Walter

Subject: Third Amendment to Second Amended and

Restated Employment Agreement

Dear Bob:

This letter confirms and memorializes the mutual agreement of Cardinal Health, Inc. (“the Company”) and you (the “Executive”) concerning a third amendment (the “Third Amendment”) to the Second Amended and Restated Employment Agreement between you and the Company originally dated November 20, 2001, and previously restated and/or amended on February 1, 2004, April 17, 2006, August 2, 2006, and September 21, 2007 (the “Employment Agreement”). All defined terms in the Employment Agreement shall have the same meaning when used in this Third Amendment.

Consulting Period: Section 5(e) of the Employment Agreement is hereby amended by replacing the second paragraph thereof with the following: “During the Consulting Period, the Executive shall receive annual compensation of $1,000,000, payable monthly, which shall be referred to herein as “Consulting Period Compensation.” The Consulting Period Compensation shall be the only compensation the Executive receives from the Company for his performance of services as a consultant. Each monthly installment of Consulting Period Compensation that would otherwise be paid during the period of six months after the Executive’s Separation from Service on June 30, 2008, shall be paid, together with interest on each such monthly installment from the date it would have been paid absent this provision through the date of payment, on (i) the first business day that is at least six months after the date of the Executive’s Separation from Service on June 30, 2008, or (ii) if sooner, as soon as administratively possible after, but in any event not more than 90 days after, the date of the Executive’s death. For purposes of the forgoing, the interest rate shall be the “Prime Rate” published in the Wall Street Journal on the first publication date of the calendar quarter during which the monthly payment would have been paid but for this six month delay. If, during the Consulting Period, the Company shall terminate the Executive’s consulting arrangement for any reason (unless the Executive’s consulting arrangement is terminated for Cause or the Executive terminates his consulting services without Good Reason, or dies or is Disabled, with the definitions of “Cause,” “Good Reason,” and “Disabled” to be adjusted to reflect the facts of his consulting arrangement), the Company shall continue to pay Executive’s assignee the Consulting Period Compensation it would have received during the remainder of the Consulting Period had the consulting arrangement not been terminated. Such continuing payments (hereafter referred to as the “Early Termination Payments”) shall be made monthly as described above (including the delayed payment of the first six monthly installments, as applicable), provided, however, that in the event of the Executive’s death or disability, all remaining monthly installments of the Early Termination Payments shall be payable in a single lump sum within 30 days after the date of the Executive’s death or disability. For this purpose, “disability” shall mean disability as defined in 26 CFR Section 1.409A-3(i)(4). In addition, in the event of a “change in control” of the Company (as defined in 26 CFR

Section 1.409A-3(i)(5)), all remaining monthly installments of the Early Termination Payments shall be payable in a single lump sum within 30 days after the date of the change in control.”

Except as specifically amended by the provisions contained in this Third Amendment, all terms of the Employment Agreement are unmodified and remain in full force and effect. Pursuant to the authorization from the Human Resources and Compensation Committee of its Board of Directors, the Company has caused this Third Amendment to be executed in its name and on its behalf, all as of the day and year first above written.

Sincerely,

Cardinal Health, Inc.

By:	/s/ Carole Watkins
Title:	Chief Human Resources Officer

Agreed to, as of the day and

year first above written:

/s/ Robert D. Walter
Robert D. Walter

Robert D. Walter Company

By:	/s/ Robert D. Walter
Robert D. Walter, President

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